CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ year Treasury Bond ETF, due September 8, 2014	2,249,468	$10.00	$22,494,680	$3,068.27

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

(To Prospectus dated March 30, 2012,

Prospectus Supplement dated March 30, 2012 and

Product Supplement STR-3 dated April 2, 2012)

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factor” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page S-10 of product supplement STR-3.

The initial estimated value of the notes as of the pricing date is $9.70 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$22,494,680.00
Underwriting discount	$0.125	$281,183.50
Proceeds, before expenses, to BAC	$9.875	$22,213,496.50

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

August 29, 2013

2,249,468 Units

$10 principal amount per unit

CUSIP No. 06053F489

Pricing Date August 29, 2013 Settlement Date September 6, 2013 Maturity Date September 8, 2014

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF ¡ Automatically callable if the performance of the SPDR® S&P® 500 ETF Trust (the “SPY”) on any Observation Date, occurring approximately six, nine, and twelve months after the pricing date, is greater than or equal to the performance of the iShares® Barclays 20+ Year Treasury Bond ETF (the “TLT”). We refer to the comparison of the performance of the SPY and TLT as the “Relative Value Market Measure.” ¡ In the event of an automatic call, the amount payable per unit will be: ¡ $10.50 if called on the first Observation Date; ¡ $10.75 if called on the second Observation Date; and ¡ $11.00 if called on the final Observation Date ¡ If not called on the first or second Observation Date, a maturity of approximately one year ¡ If not called, and the performance of the SPY is less than the performance of the TLT, 1% loss of principal for each 1% that the performance of the SPY is less than the performance of the TLT beyond a 5% difference, with up to 95% of your principal at risk ¡ All payments are subject to the credit risk of Bank of America Corporation ¡ No periodic interest payments ¡ Limited secondary market liquidity, with no exchange listing Bank of America Enhanced Return

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

Summary

The Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which measures the performance of the SPY on any Observation Date less the performance of the TLT (the “Relative Value Market Measure”), is equal to or greater than the Call Level. The level of the Relative Value Market Measure will increase when the SPY outperforms the TLT, and will decrease when the TLT outperforms the SPY. If your notes are not called, you may lose a portion, which could be significant, of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or an automatic call, will be calculated based on the $10 Original Offering Price and will depend on our credit risk and the performance of the SPY and the TLT. See “Terms of the Notes” below.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our implied borrowing costs and the market prices for the hedging arrangements related to the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Market Measure:

The Relative Value Market Measure, which tracks the performance of SPDR® S&P® 500 ETF Trust (Bloomberg symbol: “SPY”) (the “SPY”) less the performance of iShares® Barclays 20+ Year Treasury Bond ETF (Bloomberg symbol: “TLT”) (the “TLT”)

Starting Value:	100
Ending Value:	The Observation Level of the Relative Value Market Measure on the final Observation Date.
Observation Level:

The Observation Level of the Relative Value Market Measure on any Observation Date will be the sum of (i) 100 plus (ii) the product of 100 and the Relative Value Return, calculated as described beginning on page TS-9 under “The Relative Value Market Measure.”

However, if a Market Disruption Event for either the SPY or TLT occurs on an Observation Date, the Observation Level will be determined as set forth “Additional Terms of the Notes — Market Disruption Event on an Observation Date” on page TS-8.

Relative Value Return:	The Relative Value Return on any Observation Date will be calculated as follows:

Initial SPY Price and Final SPY Price:

The Initial SPY Price is 164.22, the Closing Market Price of the SPY on the pricing date. The Final SPY Price will equal the Closing Market Price of the SPY on the applicable Observation Date multiplied by the SPY Price Multiplier.

Initial TLT Price and Final TLT Price:

The Initial TLT Price is 106.11, the Closing Market Price of the TLT on the pricing date. The Final TLT Price will equal the Closing Market Price of the TLT on the applicable Observation Date multiplied by the TLT Price Multiplier.

Price Multiplier:

1, subject to adjustment for certain corporate events relating to each of the SPY and the TLT, as described in “Description of the Notes — Anti-Dilution and Discontinuance Adjustments for Exchange Traded Fund Linked Notes” beginning on page S-33 of product supplement STR-3.

Observation Dates:	February 25, 2014, May 27, 2014, and August 29, 2014 (the final Observation Date)
Call Level:	100 (100% of the Starting Value)
Call Amounts (per Unit) and Call Premiums:

$10.50, representing the principal amount plus a Call Premium of 5.00% of the Original Offering Price, if called on the first Observation Date;

$10.75, representing the principal amount plus a Call Premium of 7.50% of the Original Offering Price, if called on the second Observation Date; and

$11.00, representing the principal amount plus a Call Premium of 10.00% of the Original Offering Price, if called on the final Observation Date.

Call Settlement Dates:	March 4, 2014, June 3, 2014 and the maturity date, if the notes are called on the applicable Observation Date, subject to postponement as described on page TS-8.
Threshold Value:	95 (95% of the Starting Value).
Fees and Charges:	The underwriting discount of $0.125 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-16.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC

Relative Value Strategic Accelerated Redemption Securities®	TS-2

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

Payment Determination

Automatic Call Provision:

The notes will be automatically called on an Observation Date if the Observation Level of the Relative Value Market Measure on that Observation Date is equal to or greater than the Call Level.

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Relative Value Strategic Accelerated Redemption Securities®	TS-3

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STR-3 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512146587/d324780d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-3. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the SPY will perform moderately better than the TLT as of any of the Observation Dates, and, in that case, you accept an early exit from your investment.

▪

You accept that the return on the notes, if any, will be limited to the return represented by the applicable Call Premium, regardless of the performance of the SPY and the TLT as of the applicable Observation Date.

▪	If the notes are not called, you accept that your investment will result in a loss, which could be significant.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends, interest payments, or other benefits of owning units or shares of the SPY and TLT.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You wish to make an investment that cannot be automatically called prior to maturity.

▪	You believe that the performance of the TLT will be greater than the performance of the SPY as of each Observation Date.

▪	You seek an uncapped return on your investment.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends, interest payments, or other distributions paid on the SPY and TLT.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Relative Value Strategic Accelerated Redemption Securities®	TS-4

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting return will depend on the actual Observation Levels of the Relative Value Market Measure and term of your investment. The following examples do not take into account any tax consequences from investing in the notes.

These examples are based on:

1)	the Starting Value of 100.00;

2)	the Threshold Value of 95.00;

3)	the Call Level of 100.00;

4)	the term of the notes from September 6, 2013 to September 8, 2014;

5)	a Call Premium of 5.00% of the Original Offering Price if the notes are called on the first Observation Date, 7.50% if called on the second Observation Date, and 10.00% if called on the final Observation Date; and

6)	Observation Dates occurring on February 25, 2014, May 27, 2014, and August 29, 2014.

The Ending Value will not include any income generated by dividends paid on SPY or TLT or the securities held by SPY or TLT, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the relevant Observation Level is greater than or equal to the Call Level. This will occur if the SPY has outperformed the TLT between the pricing date and the applicable Observation Date.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.50 = $10.50 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – The Observation Level on the first Observation Date is less than the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.75 = $10.75 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – The Observation Levels on the first and second Observation Dates are less than the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.00 = $11.00 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any Observation Date and the Ending Value is 97.00. Since the Ending Value is greater than the Threshold Value but less than the Starting Value, the Redemption Amount per unit will be $10.00.

Example 5 – The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:

$10 +	[	$10 ×	(85.00 – 95.00)	]	= $9.00 per unit
100.00

Relative Value Strategic Accelerated Redemption Securities®	TS-5

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5

Starting Value	100.00	100.00	100.00	100.00	100.00

Call Level	100.00	100.00	100.00	100.00	100.00

Threshold Value	95.00	95.00	95.00	95.00	95.00

Observation Level on the First Observation Date	110.00	95.00	95.00	97.00	80.00

Observation Level on the Second Observation Date	N/A	105.00	93.00	85.00	78.00

Observation Level on the Final Observation Date	N/A	N/A	105.00	97.00	85.00

Relative Value Return	10.00%	5.00%	5.00%	-3.00%	-15.00%

Return of the Notes	5.00%	7.50%	10.00%	0.00%	-10.00%

Call Amount / Redemption Amount per Unit	$10.50	$10.75	$11.00	$10.00	$9.00

Examples of Relative Value Return

Set forth below are four examples of the calculation of the Relative Value Return (each rounded to two decimal places) based on hypothetical performances for the SPY and the TLT as of a hypothetical Observation Date during the term of the notes. The examples are based upon:

1)	a hypothetical Initial SPY Price of 100; and

2)	a hypothetical Initial TLT Price of 100.

The hypothetical Initial SPY Price and Initial TLT Price of 100.00 used in these examples have been chosen for illustrative purposes only. The actual Initial SPY Price is 164.22, and the actual Initial TLT Price is 106.11, which were the Closing Market Prices of the SPY or TLT on the pricing date. For recent actual prices of the SPY and TLT, see “The Relative Value Market Measure” section beginning on page TS-9.

	Example 1	Example 2	Example 3	Example 4
SPY

Initial SPY Price	100	100	100	100

Final SPY Price	110	105	95	95

SPY Return	10.00%	5.00%	-5.00%	-5.00%

TLT

Initial TLT Price	100	100	100	100

Final TLT Price	105	115	98	93

TLT Return	5.00%	15.00%	-2.00%	-7.00%

Relative Value Return	5.00%	-10.00%	-3.00%	2.00%

Observation Level	105	90	97	102

Relative Value Strategic Accelerated Redemption Securities®	TS-6

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement STR-3, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the TLT outperforms the SPY as of each Observation Date and the notes are not called, your investment may result in a loss; you may lose some or a substantial amount of your principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the SPY and/or a short position in the TLT.

▪

The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our implied borrowing rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪

The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the prices of the SPY and TLT, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-16. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪

The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of each of the SPY and the TLT, our creditworthiness and changes in market conditions.

▪

A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in securities included in the Relative Value Market Measure) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	Changes in the performance of the SPY and the TLT may offset each other. For example, increases in the price of the SPY may be offset by greater increases in the price of the TLT.

▪

We cannot control actions by the investment advisers of the SPY or the TLT, which may adjust these exchange traded funds in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪

The index sponsors may adjust the S&P 500® Index and the Barclays U.S. 20+ Year Treasury Bond Index (collectively, the “Underlying Indices”) in a way that affects their levels, and have no obligation to consider your interests.

▪

You will have no rights of a holder of the shares of SPY or TLT or the securities of the companies included in the SPY or TLT, and you will not be entitled to receive securities, dividends, interest payments, or other distributions by the issuers of those securities.

▪

While we or our affiliates may from time to time own securities of companies included in SPY and TLT, except to the extent that our common stock is included in the SPY, we do not control any company included in the SPY, and are not responsible for any disclosure made by any other company.

▪	There are liquidity and management risks associated with the SPY and TLT.

▪	The performance of the SPY and TLT and the performance of the Underlying Indices may vary.

Relative Value Strategic Accelerated Redemption Securities®	TS-7

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

▪	Risks associated with the Underlying Indices or underlying assets of SPY and TLT will affect the Closing Market Prices of the SPY and TLT and hence, the value of the notes.

▪

The payments on the notes will not be adjusted for all corporate events that could affect the Closing Market Price of the SPY or the TLT. See “Description of the Notes — Anti-Dilution and Discontinuance Adjustments for Exchange Traded Fund Linked Notes” beginning on page S-33 of product supplement STR-3.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement STR-3.

Additional Risk Factor

The return on the notes is based on the relative performance of the SPY and the TLT and does not directly track a positive position in the SPY.

You may receive a lower return on the notes than you could receive by directly investing in the SPY. Even if the SPY appreciates, you may not earn a positive return over the term of the notes. The return on the notes is based on the performance of the SPY less the performance of the TLT as determined on each Observation Date. On any Observation Date, in order for you to receive a positive return upon a call of the notes, the SPY must either (a) have increased from the Initial SPY Price by a percentage that is greater than or equal to any percentage increase of the TLT or (b) decreased from the Initial SPY Price by a percentage that is less than or equal to any percentage decrease of the TLT. If the notes are not called because the TLT has performed better than the SPY as of each Observation Date, you may receive a Redemption Amount at maturity that is less than the Original Offering Price, even if the price of the SPY has increased over the term of the notes.

Additional Terms of the Notes

Market Disruption Event on an Observation Date

If, for either the SPY or the TLT, (i) a Market Disruption Event occurs on a scheduled Observation Date or (ii) the calculation agent determines that any scheduled Observation Date is not a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”) (in which case, SPY or TLT, as applicable, becomes an “Observation Date Affected Component”), the calculation agent will determine the Closing Market Price of the Observation Date Affected Component for such non-calculation day, and as a result, the value of the SPY and the TLT, as follows:

•	The Closing Market Price of the SPY or TLT that is not an Observation Date Affected Component will be its Closing Market Price on such non-calculation day.

•

The Closing Market Price of the Observation Date Affected Component will equal its Closing Market Price on the first trading day following that non-calculation day on which no Market Disruption Event occurs with respect to that Observation Date Affected Component; provided that the Closing Market Price will be determined (or, if not determined, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled trading day prior to the applicable scheduled Call Settlement Date, or, in the case of the final Observation Date, no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that day.

The applicable Observation Date will be deemed to occur after the calculation agent has determined the value of each of the SPY and the TLT as provided above. If, due to a Market Disruption Event or otherwise, an Observation Date (other than the final Observation Date) is postponed, the applicable Call Settlement Date on which the Call Amount for such Observation Date will be paid will be on or about the fifth business day following the Observation Date as so postponed. However, if the final Observation Date is postponed, under no circumstances will the maturity date be postponed.

Relative Value Strategic Accelerated Redemption Securities®	TS-8

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

The Relative Value Market Measure

The Relative Value Market Measure measures the extent to which the performance of SPDR® S&P® 500 ETF Trust (the “SPY”) from its Initial SPY Price exceeds the performance of the iShares® Barclays 20+ Year Treasury Bond Fund (the “TLT”) from its Initial TLT Price as measured by their Relative Value Return. The level of the Relative Value Market Measure was set to 100 on the pricing date. Investors should be of the view that the SPY will perform moderately better than the TLT over the term of the notes. The SPY and the TLT are further described below. The level of the Relative Value Market Measure will increase when the performance of the SPY exceeds the performance of the TLT, and will decrease when the performance of the TLT exceeds the performance of the SPY.

The Observation Level of the Relative Value Market Measure on any Observation Date will be the sum of (i) 100 plus (ii) the product of 100 and the Relative Value Return on the applicable Observation Date. The Relative Value Return will be a positive number if the SPY performs better than the TLT and a negative number if the TLT performs better than the SPY. The Relative Value Return will be determined as follows:

The Initial SPY Price is 164.22. The Final SPY Price will equal the Closing Market Price of the SPY on the applicable Observation Date multiplied by the SPY Price Multiplier.

The Initial TLT Price is 106.11. The Final TLT Price will equal the Closing Market Price of the TLT Component on the applicable Observation Date multiplied by the TLT Price Multiplier.

The Price Multiplier for each of the SPY and the TLT was set to 1 on the pricing date, and is subject to adjustment for certain corporate events relating to the applicable ETF. See the section entitled “Description of the Notes — Anti-Dilution and Discontinuance Adjustments for Exchange Traded Fund Linked Notes” beginning on page S-33 of product supplement STR-3.

The level of the Relative Value Market Measure will only be determined by the calculation agent on each Observation Date, and will not be published at any time during the term of the notes.

Relative Value Strategic Accelerated Redemption Securities®	TS-9

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

The following graph sets forth the hypothetical historical month-end levels of the Relative Value Return from January 2007 through July 2013, based on historical month-end Closing Market Prices of the SPY and historical month-end Closing Market Prices of the TLT. Each data point within the graph represents the hypothetical Relative Value Return assuming the notes were priced 12 months earlier (a term similar to that of the notes). The hypothetical Relative Value Return is a percentage that is based on the Initial and Final Prices of the SPY and the TLT, calculated as described in this term sheet. This hypothetical historical data is not necessarily indicative of the future Relative Value Return or what the value of the notes may be. The hypothetical historical level of the Relative Value Return is not indicative of the return you will receive. Any hypothetical historical upward or downward trend in the Relative Value Return during any period set forth below is not an indication that the Relative Value Return is more or less likely to increase or decrease at any time over the term of the notes.

Relative Value Strategic Accelerated Redemption Securities®	TS-10

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

The following graph compares the historical month-end Closing Market Prices of the SPY and the historical month-end Closing Market Prices of the TLT from January 2007 through July 2013. This historical data is not necessarily indicative of the future performance of either the SPY or the TLT or what the value of the notes may be. Any historical upward or downward trend in the price of the SPY and the price of the TLT during any period set forth below is not an indication that the Performance of the SPY will exceed the Performance of the TLT at any time over the term of the notes, or that the notes will be called on any Observation Date. On the pricing date, the Closing Market Price of SPY was 164.22 and the Closing Market Price of the TLT was 106.11.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the SPY and the TLT.

Relative Value Strategic Accelerated Redemption Securities®	TS-11

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

SPDR® S&P® 500 ETF Trust and the iShares® Barclays 20+ Year Treasury Bond Fund

We have derived the following information from publicly available documents published by Standard & Poor’s Depositary Receipts (“SPDR”) and iShares, Inc., a registered investment company. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with SPDR or iShares, Inc., and SPDR and iShares, Inc. will not have any obligations with respect to the notes.

This term sheet relates only to the notes and does not relate to the units or shares of the SPY or the TLT, or securities included in the SPY or the TLT. Neither we nor any of our affiliates have participated or will participate in the preparation of the publicly available documents regarding these ETFs. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the SPY or the TLT in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding these ETFs are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents, that would affect the trading price of the units or shares of the SPY or the TLT have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the SPY or the TLT could affect the value of its units or shares on each Observation Date and therefore could affect your return on the notes. The selection of the SPY or the TLT is not a recommendation to buy or sell their shares.

SPDR® S&P® 500 ETF Trust

The SPY is a unit investment trust that issues securities called “trust units” or “units.” The SPY is organized under New York law and is governed by an amended and restated trust agreement between State Street Bank and Trust Company (the “Trustee”) and PDR Services LLC (the “Sponsor”), dated as of January 1, 2004 and effective as of January 27, 2004, as amended (the “Trust Agreement”). The SPY is an investment company registered under the Investment Company Act of 1940, as amended. The SPY commenced operations on January 22, 1993.

A trust unit represents an undivided ownership interest in a portfolio consisting of all of the common stocks of the S&P 500® Index. The SPY intends to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index. The expenses of the SPY are accrued daily and reflected in the net asset value of the SPY. After reflecting waivers (including earnings credits as a result of uninvested cash balances of the SPY), the SPY currently is accruing ordinary operating expenses at an annual rate of 0.0945%.

Information provided to or filed with the SEC by the SPY under the Investment Company Act of 1940, as amended, can be located at the SEC’s facilities or through the SEC’s website at www.sec.gov by reference to SEC CIK number 884394.

The units of the SPY trade on the NYSE Arca under the symbol “SPY.”

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The index sponsor chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which the index sponsor uses as an assumed model for the composition of the total market. Relevant criteria employed by the index sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of July 31, 2013 indicated in parentheses: Consumer Discretionary (12.2%); Consumer Staples (10.4%); Energy (10.6%); Financials (16.7%); Health Care (13.0%); Industrials (10.3%); Information Technology (17.7%); Materials (3.3%); Telecommunication Services (2.6%); and Utilities (3.3%). The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

The index sponsor calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While the index sponsor currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that the index sponsor will not modify or change this methodology in a manner that may affect the Redemption Amount.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, the index sponsor began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the Index to full float adjustment on September 16, 2005. The index sponsor’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

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Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, the index sponsor would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, the index sponsor would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. For companies with multiple classes of stock, the index sponsor calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

S&P 500® Index Maintenance

S&P 500® Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

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Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

Historical Data of the SPY

The following table shows the quarterly high and low Closing Market Prices per unit of the SPY on its primary exchange from the first quarter of 2007 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

		High ($)	Low ($)
2007	First Quarter	146.01	137.41
	Second Quarter	154.15	142.24
	Third Quarter	155.03	141.13
	Fourth Quarter	156.44	140.90

2008	First Quarter	144.94	127.90
	Second Quarter	143.08	127.69
	Third Quarter	130.70	111.38
	Fourth Quarter	116.00	75.95

2009	First Quarter	93.44	68.11
	Second Quarter	95.09	81.00
	Third Quarter	107.33	87.95
	Fourth Quarter	112.67	102.54

2010	First Quarter	117.40	105.87
	Second Quarter	121.79	103.22
	Third Quarter	114.79	102.20
	Fourth Quarter	125.92	113.75

2011	First Quarter	134.57	126.21
	Second Quarter	136.54	126.81
	Third Quarter	135.46	112.26
	Fourth Quarter	128.68	109.93

2012	First Quarter	141.61	127.49
	Second Quarter	141.79	128.10
	Third Quarter	147.24	133.51
	Fourth Quarter	146.27	135.70

2013	First Quarter	156.73	145.53
	Second Quarter	167.11	154.14
	Third Quarter (through the pricing date)	170.95	161.21

This historical data on the SPY is not necessarily indicative of the future performance of the SPY or what the value of the notes may be. Any historical upward or downward trend in the price per unit of the SPY during any period set forth above is not an indication that the price per unit of the SPY is more or less likely to increase or decrease at any time over the term of the notes.

Relative Value Strategic Accelerated Redemption Securities®	TS-14

Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

iShares® Barclays 20+ Year Treasury Bond ETF

The TLT seeks results that correspond generally to the price and yield performance, before fees and expenses, of the long-term sector of the United States Treasury market as defined by the Barclays U.S. 20+ Year Treasury Bond Index. The Barclays U.S. 20+ Year Treasury Bond Index is a market capitalization index, which includes all publicly issued, U.S. Treasury securities that have a remaining maturity greater than 20 years, are non-convertible, are denominated in U.S. dollars, are rated investment grade (Baa3 or better) by Moody’s Investors Service, are fixed rate, and have more than $150 million par outstanding. Excluded from the Barclays U.S. 20+ Year Treasury Bond Index are certain special issues, such as flower bonds, targeted investor notes, and state and local government series bonds, and coupon issues that have been stripped from assets already included. The TLT has an expense ratio of approximately 0.15% per year

Information provided to or filed with the SEC by iShares, Inc. under the Investment Company Act of 1940, as amended, can be located at the SEC’s facilities or through the SEC’s website at www.sec.gov by reference to SEC CIK number 930667.

The shares of the TLT trade on the NYSE Arca under the symbol “TLT.”

Historical Data of the TLT

The following table shows the quarterly high and low Closing Market Prices per share of the TLT on its primary exchange from the first quarter of 2007 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P.

		High ($)	Low ($)
2007	First Quarter	90.66	86.72
	Second Quarter	88.85	82.42
	Third Quarter	91.00	83.41
	Fourth Quarter	95.58	87.63

2008	First Quarter	97.18	90.95
	Second Quarter	95.67	88.87
	Third Quarter	98.49	90.14
	Fourth Quarter	122.45	92.74

2009	First Quarter	116.65	100.56
	Second Quarter	106.37	88.19
	Third Quarter	98.84	90.40
	Fourth Quarter	99.70	89.46

2010	First Quarter	92.31	88.61
	Second Quarter	101.75	87.47
	Third Quarter	108.56	98.33
	Fourth Quarter	105.56	90.94

2011	First Quarter	93.92	88.19
	Second Quarter	97.64	89.88
	Third Quarter	123.13	93.61
	Fourth Quarter	123.87	110.24

2012	First Quarter	121.44	110.10
	Second Quarter	130.36	110.58
	Third Quarter	132.16	118.30
	Fourth Quarter	126.73	120.07

2013	First Quarter	120.32	114.95
	Second Quarter	124.00	107.88
	Third Quarter (through the pricing date)	110.41	102.13

This historical data on the TLT is not necessarily indicative of the future performance of the TLT or what the value of the notes may be. Any historical upward or downward trend in the price per share of the TLT during any period set forth above is not an indication that the price per share of the TLT is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

BlackRock and MLPF&S have entered into a non-exclusive license agreement under which BlackRock has licensed to MLPF&S and certain of its affiliates the right to use the iShares® mark in connection with the TLT. The license agreement provides that the following language must be set forth in this term sheet:

iShares® and BlackRock® are registered trademarks of BlackRock Inc. and its affiliates (“BlackRock”). BlackRock has licensed certain trademarks and trade names of BlackRock to MLPF&S. The notes are not sponsored, endorsed, sold, or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

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Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to the initial estimated value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds the initial estimated value.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the SPY and the TLT. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. This rate is generally lower by an amount that we do not expect to exceed 0.50% per annum (equivalent to not more than $0.06 per unit). This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit Original Offering Price and will depend on the performance of the SPY and the TLT. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the SPY and the TLT, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors — General Risks Relating to the Notes” beginning on page S-10 and “Use of Proceeds” on page S-23 of product supplement STR-3.

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Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the SPY and TLT.

•

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity. Subject to the discussion on page S-46 of product supplement STR-3 concerning the possible application of the “constructive ownership” rules under Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

•

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page 85 of the prospectus), will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-49 of product supplement STR-3) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-45 of product supplement STR-3.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

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Relative Value Strategic Accelerated Redemption Securities® Linked to the Performance of the SPDR® S&P® 500 ETF Trust versus the iShares® Barclays 20+ Year Treasury Bond ETF, due September 8, 2014

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is our registered service mark.

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